Exhibit 99.1
FOR IMMEDIATE RELEASE
February 6, 2006
THE WALT DISNEY COMPANY REPORTS HIGHER
FIRST QUARTER EARNINGS
•	EPS for the first quarter totaled $0.37 versus $0.33 in the prior-year quarter
•	The Company reported operating income growth at Parks and Resorts, Media Networks and Consumer Products, offset by lower results at Studio Entertainment
•	During the first quarter, the Company repurchased 49 million shares for approximately $1.2 billion
     BURBANK, Calif. — The Walt Disney Company today reported earnings for the first quarter ended December 31, 2005. Diluted earnings per share (EPS) for the quarter increased 12% to $0.37, compared to $0.33 in the prior-year quarter.
     “I am encouraged by the solid momentum in our earnings and the financial and creative strengths that underpin these results,” said Robert Iger, President and CEO of The Walt Disney Company. “We continue to focus on our strategy of creating the finest content, embracing leading edge technologies, and strengthening our global presence and in doing so, we are confident in our ability to deliver long-term success across each of our businesses. Our recently announced plan to acquire Pixar advances our efforts against each aspect of that strategy. In addition, today’s announcement of our proposed combination of the ABC Radio business with Citadel Broadcasting underscores our commitment to maximizing the value of our assets for our shareholders, while focusing our capital and management resources toward our core businesses.”

     The following table summarizes the first quarter results for fiscal 2006 and 2005 (in millions, except per share amounts):

	Quarter Ended
	Dec. 31, 2005	Jan. 1, 2005	Change
Revenues	$8,854	$8,666	2%
Segment operating income (1)(2)	$1,379	$1,367	1%
Net income	$734	$686	7%
Diluted EPS	$0.37	$0.33	12%
Cash provided by operations	$579	$156	271%
Free cash flow (3)	$376	$(191)	nm
     Current quarter results benefited from gains of $70 million ($44 million after-tax or $0.02 per share) related to the sales of a cable television equity investment and of a magazine business. Prior-year quarter results included a $24 million benefit from the favorable resolution of certain income tax matters, partially offset by restructuring and impairment charges related to the sale of The Disney Store North America totaling $17 million ($11 million after-tax), which had a net aggregate favorable impact of $0.01 per share.
SEGMENT RESULTS
     The following table summarizes the first quarter segment operating results for fiscal 2006 and 2005 (in millions):

	Quarter Ended
	Dec. 31, 2005	Jan. 1, 2005	Change
Revenues:
Media Networks	$3,674	$3,461	6%
Parks and Resorts	2,402	2,118	13%
Studio Entertainment	2,045	2,362	(13)%
Consumer Products	733	725	1%

	$8,854	$8,666	2%

Segment operating income (1) (2):
Media Networks	$606	$565	7%
Parks and Resorts	375	249	51%
Studio Entertainment	128	323	(60)%
Consumer Products	270	230	17%

	$1,379	$1,367	1%

(1)	Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows below.

(2)	Beginning in the first quarter of fiscal 2006, segment operating income includes equity in the income of investees. Results from the first quarter of fiscal 2005 have been reclassified to conform to the current year presentation. See further discussion below under Equity in the Income of Investees Reporting Change.

(3)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

Media Networks
     Media Networks revenues for the quarter increased 6% to $3.7 billion and segment operating income increased 7% to $606 million driven by strong performance at Broadcasting. The following table provides further detail of Media Networks results (in millions):

	Quarter Ended
	Dec. 31,	Jan. 1,
	2005	2005	Change
Revenues:
Cable Networks	$1,865	$1,807	3%
Broadcasting	1,809	1,654	9%

	$3,674	$3,461	6%

Segment operating income:
Cable Networks	$372	$440	(15)%
Broadcasting	234	125	87%

	$606	$565	7%

Cable Networks
     Operating income at Cable Networks decreased 15% to $372 million for the quarter driven by increased programming commitment revenue deferrals at ESPN and higher programming and marketing costs at ABC Family. At ESPN, the benefit of higher affiliate rates and advertising revenues more than offset increases in production costs, investments in new initiatives (including ESPN branded mobile phone service) and higher general and administrative expenses. Cable Networks operating income declined, however, because revenue deferrals at ESPN increased by $105 million primarily due to annual programming commitments in new affiliate contracts signed subsequent to the beginning of the prior fiscal year. The deferred revenues are expected to be recognized in the second half of the fiscal year.
Broadcasting
     Operating income at Broadcasting increased 87% to $234 million for the quarter primarily due to an increase at the ABC Television Network. The increase at the ABC Television Network was driven by higher primetime advertising revenue resulting from strong upfront sales and continued strength in ratings.
Parks and Resorts
     Parks and Resorts revenues for the quarter increased 13% to $2.4 billion and segment operating income increased 51% to $375 million. Operating income growth reflected increases at both our domestic resorts, led by the on-going success of the 50th anniversary celebration at Disneyland, and our partially-owned international resorts.

Domestic Resorts
     Operating income growth at our domestic resorts was primarily due to increased guest spending and attendance, continued strong sales at Disney’s Vacation Club and higher hotel occupancy. Higher guest spending was driven by increased ticket prices and merchandise sales at the theme parks and a higher average daily hotel room rate. Increased attendance for the quarter was driven by the celebration of the 50th anniversary of Disneyland at both domestic resorts.
     This growth was partially offset by higher operating expenses due to increased volumes and increased costs associated with new guest offerings, such as Disney’s Magical Express at the Walt Disney World Resort and new attractions for the 50th anniversary celebrations.
International Resorts
     Operating income growth at our international resorts reflected the first full quarter of theme park operations at Hong Kong Disneyland, and increased attendance, guest spending and hotel occupancy at Disneyland Resort Paris.
Studio Entertainment
     Studio Entertainment revenues for the quarter decreased 13% to $2.0 billion and segment operating income decreased 60% to $128 million.
     Lower segment operating income was primarily due to declines in worldwide theatrical motion picture distribution, domestic home entertainment (home video) and television distribution, partially offset by an increase in international home entertainment.
     Lower worldwide theatrical motion picture distribution results were primarily due to a lower performing slate of titles versus the prior-year slate. The impact of the strong box-office performance of The Chronicles of Narnia: The Lion, The Witch and The Wardrobe and Chicken Little was more than offset by the performance of the remaining titles in the slate, including film cost write-downs. Successful prior-year quarter titles included Disney/Pixar’s The Incredibles and National Treasure. Additionally, the timing of marketing expenses adversely affected the quarter as compared to the prior-year quarter.
     The decline in domestic home entertainment was primarily due to a decline in unit sales resulting from fewer strong performing titles in the current quarter. Significant current quarter titles included Cinderella Platinum Release and Herbie: Fully Loaded while the prior-year quarter titles included Princess Diaries 2: Royal Engagement, Aladdin Platinum Release and King Arthur.
     The decline in television distribution was primarily due to a decrease in domestic pay television as a result of fewer strong performing titles. Current quarter pay television titles included The Pacifier and National Treasure, while the prior-year quarter titles included Scary Movie 3, Brother Bear, Miracle and Cold Mountain. In addition, domestic free television declined due to fewer available titles in the current quarter.
     The increase in international home entertainment was driven by the success of Miyazaki’s Howl’s Moving Castle in Japan and Cinderella Platinum Release.

Consumer Products
     Consumer Products revenues for the quarter increased 1% to $733 million driven by revenue growth at Buena Vista Games partially offset by a decrease of $80 million due to the sale of the Disney Store North America chain in the first quarter of fiscal 2005. Segment operating income increased 17% to $270 million.
     Higher segment operating income for the quarter was primarily due to the performance at Buena Vista Games and the recognition of contractual minimum guarantee revenues at Publishing and Merchandise Licensing. The improvement at Buena Vista Games was primarily due to newly released Disney published titles based on The Chronicles of Narnia: The Lion, The Witch and The Wardrobe, Chicken Little and Tim Burton’s The Nightmare Before Christmas, partially offset by increased product development spending.
CORPORATE AND OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
     Corporate and unallocated shared expenses decreased from $124 million to $104 million for the quarter reflecting the timing of expenses in a number of administrative departments.
Net Interest Expense
     Net interest expense was as follows (in millions):

	Quarter Ended
	Dec. 31,	Jan. 1,
	2005	2005
Interest expense	$(181)	$(162)
Interest and investment income	18	22

Net interest expense	$(163)	$(140)

     Net interest expense increased 16% to $163 million driven by higher interest expense at Hong Kong Disneyland. During the prior-year quarter, Hong Kong Disneyland’s interest expense was capitalized prior to the park opening in September 2005.
Income Taxes
     The effective income tax rate was 36.4% for the quarter compared to 34.3% for the prior-year quarter. The prior-year quarter effective tax rate reflects the release of reserves as a result of the favorable resolution of certain tax matters. Excluding this benefit, the effective income tax rate was 36.5% for the prior-year quarter.

Cash Flow
     Cash provided by operations and free cash flow are detailed below (in millions):

	Quarter Ended
	Dec. 31,	Jan. 1,
	2005	2005	Change
Cash provided by operations	$579	$156	$423
Investments in parks, resorts and
other property	(203)	(347)	144

Free cash flow (1)	$376	$(191)	$567

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.
     The Company generated $376 million in free cash flow during the quarter compared to a deficit of $191 million in the prior-year quarter. The change in free cash flow for the quarter reflected an increase of $423 million in cash provided by operations and a decrease of $144 million in capital expenditures. The increase in cash provided by operations was primarily due to the timing of collections of advertising receivables at Media Networks, lower net investment in films, and higher cash distributions from equity investees. These increases were partially offset by the timing of payments for accounts payable and accrued expenses.
     The decrease in capital expenditures is primarily due to lower spending at Hong Kong Disneyland reflecting substantial completion of the initial phase of the park in late fiscal 2005, as well as lower spending at our domestic theme parks on new guest attractions, including those related to the Disneyland 50th anniversary celebrations.

Capital Expenditures and Depreciation Expense
     Investments in parks, resorts and other property by segment are as follows (in millions):

	Quarter Ended
	Dec. 31,	Jan. 1,
	2005	2005
Media Networks	$23	$33
Parks and Resorts:
Domestic	94	144
International	66	147

Total Parks and Resorts	160	291

Studio Entertainment	9	8
Consumer Products	2	1
Corporate and unallocated	9	14

	$203	$347

Depreciation expense is as follows:

	Quarter Ended
	Dec. 31,	Jan. 1,
	2005	2005
Media Networks
Cable Networks	$20	$17
Broadcasting	25	26

Total Media Networks	45	43

Parks and Resorts
Domestic	209	186
International	68	50

Total Parks and Resorts	277	236

Studio Entertainment	5	5
Consumer Products	5	6

Segment depreciation expense	332	290
Corporate and unallocated	34	34

Total depreciation expense	$366	$324

Segment depreciation expense is included in segment operating income and corporate depreciation expense is included in corporate and unallocated shared expenses.
Share Repurchases
     During the first quarter of fiscal 2006, the Company repurchased 49 million shares for approximately $1.2 billion. On January 23, 2006, the Company’s Board of Directors increased the share repurchase authorization to a total of 400 million shares.

Borrowings
     Total borrowings and net borrowings are detailed below (in millions):

	Dec. 31,	Oct. 1,
	2005	2005	Change
Current portion of borrowings	$2,754	$2,310	$444
Long-term borrowings	10,449	10,157	292

Total borrowings	13,203	12,467	736
Less: cash and cash equivalents	(1,819)	(1,723)	(96)

Net borrowings (1)	$11,384	$10,744	$640

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.
     The increase in net borrowings reflected share repurchase activity in excess of free cash flow. The total borrowings shown above include $2,984 million and $2,953 million attributable to Euro Disney and Hong Kong Disneyland as of December 31, 2005 and October 1, 2005, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $414 million and $535 million as of December 31, 2005 and October 1, 2005, respectively.
Equity in the Income of Investees Reporting Change
     Beginning with the first quarter of fiscal year 2006, the Company reports the performance of its operating segments including equity in the income of investees to align with how management now reports and measures segment performance for internal management purposes. Previously, equity in the income of investees was reported as a reconciling item between segment operating income and income before income taxes and minority interests. Equity investees consist primarily of A&E Television Network, Lifetime Television and E! Entertainment Television, which are cable businesses included in the Media Networks segment. Media Networks operating income included $107 million of equity in the income of investees in the current quarter versus $121 million in the prior-year quarter (all included within Cable Networks). Consumer Products operating income included $4 million of equity in the income of investees in both the current quarter and the prior-year quarter.
Non-GAAP Financial Measures
     This earnings release presents net borrowings, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.
     These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
Net borrowings — The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.
Free cash flow — The Company uses free cash flow (cash flow from operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income — The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of segment operating income to income before income taxes and minority interests is as follows (in millions):

	Quarter Ended
	Dec. 31,	Jan. 1,
	2005	2005
Segment operating income	$1,379	$1,367
Corporate and unallocated shared expenses	(104)	(124)
Amortization of intangible assets	(3)	(2)
Gains on sale of equity investment and business	70	—
Restructuring and impairment charges	—	(17)
Net interest expense	(163)	(140)

Income before income taxes and minority interests	$1,179	$1,084

CONFERENCE CALL INFORMATION
     In conjunction with this release, The Walt Disney Company will host a conference call today, February 6, 2006, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through February 21, 2006 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS
     Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made and management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including: adverse weather conditions or natural disasters; health concerns; international, political, or military developments; technological developments; and changes in domestic and global economic conditions, competitive conditions and consumer preferences. Such developments may affect travel and leisure businesses generally and may, among other things, affect the performance of the Company’s theatrical and home entertainment releases, the advertising market for broadcast and cable television programming, expenses of providing medical and pension benefits, demand for our products and performance of some or all company businesses either directly or through their impact on those who distribute our products.
     Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2005 under Item 1A, “Risk Factors.”

The Walt Disney Company
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions, except per share data)

	Quarter Ended
	Dec. 31,	Jan. 1,
	2005	2005
Revenues	$8,854	$8,666
Costs and expenses	(7,693)	(7,550)
Gains on sale of equity investment and business	70	—
Restructuring and impairment charges	—	(17)
Net interest expense	(163)	(140)
Equity in the income of investees	111	125

Income before income taxes and minority interests	1,179	1,084
Income taxes	(429)	(372)
Minority interests	(16)	(26)

Net income	$734	$686

Earnings per share:
Diluted(1)	$0.37	$0.33

Basic	$0.38	$0.34

Average number of common and common equivalent shares outstanding:
Diluted	1,999	2,107

Basic	1,940	2,042

(1)	The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $5 million for both quarters ended December 31, 2005 and January 1, 2005.

The Walt Disney Company
CONSOLIDATED BALANCE SHEETS
(unaudited, in millions, except per share data)

	Dec. 31,	Oct. 1,
	2005	2005
ASSETS
Current assets
Cash and cash equivalents	$1,819	$1,723
Receivables	5,265	4,585
Inventories	611	626
Television costs	702	510
Deferred income taxes	749	749
Other current assets	664	652

Total current assets	9,810	8,845
Film and television costs	5,234	5,427
Investments	1,212	1,226
Parks, resorts and other property, at cost
Attractions, buildings and equipment	27,508	27,570
Accumulated depreciation	(12,788)	(12,605)

	14,720	14,965
Projects in progress	873	874
Land	1,128	1,129

	16,721	16,968
Intangible assets, net	2,711	2,731
Goodwill	16,974	16,974
Other assets	1,005	987

	$53,667	$53,158

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,900	$5,339
Current portion of borrowings	2,754	2,310
Unearned royalties and other advances	1,582	1,519

Total current liabilities	10,236	9,168
Borrowings	10,449	10,157
Deferred income taxes	2,430	2,430
Other long-term liabilities	3,913	3,945
Minority interests	1,288	1,248
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $.01 par value
Authorized — 100 million shares, Issued — none	—	—
Common stock, $.01 par value
Authorized — 3.6 billion shares, Issued — 2.2 billion shares
at December 31, 2005 and October 1, 2005	13,401	13,288
Retained earnings	17,990	17,775
Accumulated other comprehensive loss	(579)	(572)

	30,812	30,491
Treasury stock, at cost, 241.4 million shares at December 31, 2005 and 192.8 million shares at October 1, 2005	(5,461)	(4,281)

	25,351	26,210

	$53,667	$53,158

The Walt Disney Company
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Quarter Ended
	Dec. 31,	Jan. 1,
	2005	2005
OPERATING ACTIVITIES
Net income	$734	$686

Depreciation and amortization	369	326
Gains on sale of equity investment and business	(70)	—
Deferred income taxes	(73)	(11)
Equity in the income of investees	(111)	(125)
Cash distributions received from equity investees	118	63
Minority interests	16	26
Net change in film and television costs	6	(88)
Equity based compensation	91	77
Other	39	16
Changes in operating assets and liabilities:
Receivables	(681)	(883)
Inventories	22	14
Other assets	(16)	(125)
Accounts payable and other accrued liabilities	(301)	(107)
Income taxes	436	287

Cash provided by operations	579	156

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(203)	(347)
Working capital proceeds from The Disney Store North America sale	—	100
Proceeds from sale of equity investment and business	81	—
Other	13	8

Cash used by investing activities	(109)	(239)

FINANCING ACTIVITIES
Commercial paper borrowings, net	967	847
Borrowings	85	88
Reduction of borrowings	(300)	(832)
Repurchases of common stock	(1,180)	(11)
Equity partner contribution	15	36
Exercise of stock options and other	39	79

Cash (used by) provided by financing activities	(374)	207

Increase in cash and cash equivalents	96	124
Cash and cash equivalents, beginning of period	1,723	2,042

Cash and cash equivalents, end of period	$1,819	$2,166